EXHIBIT 10.1
RETIREMENT AGREEMENT
     This Retirement Agreement (the “Agreement”) is made and entered into as of March 13, 2009 (the “Agreement Date”), by and between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), and Brent F. Heffron (“Employee”).
WITNESSETH:
     WHEREAS, the Employee and the Company have agreed that Employee will retire from his employment with the Company and that Employee will assist the Company with an orderly transition, as provided herein; and
     WHEREAS, Employee and the Company wish to confirm their mutual understanding regarding the benefits payable to Employee as a result of his retirement and have agreed in certain cases on benefits that vary from those that might otherwise be provided under existing agreements or plans relating to Employee’s employment;
     NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Employment. Employee shall continue to be employed by the Company on a full-time basis, and shall continue to hold the title of Executive Vice President through midnight on April 30, 2009 (the “Retirement Date”). Thereafter, commencing at 12:01 a.m. on May 1, 2009, Employee shall be fully retired. More specifically, effective at midnight on the Retirement Date, Employee hereby resigns and retires from all positions with the Company and its subsidiaries. Up to and including the Retirement Date, Employee’s duties shall be to assist the Company in effecting an orderly transition and to perform such other duties as may be reasonably requested by the Company’s Chief Executive Officer.
     2. Pre-Retirement Compensation and Benefits. Employee’s compensation and benefits shall remain unchanged through the Retirement Date, except that Employee shall not be eligible to receive any bonus for the fiscal year ending October 31, 2009. In particular, Employee shall continue to receive his salary at the rate in effect as of the Agreement Date (the “Base Salary”) through the Retirement Date. In addition, Employee shall be paid for his accrued and unused vacation time, up to a maximum of 240 hours (or six weeks), pursuant to the Company’s vacation policy.
     3. Post-Retirement Payments and Health Insurance.
          1. The Company shall pay to Employee an amount equal to one-half year’s Base Salary, which amount is agreed to be $175,000. Such amount shall be payable in equal installments over a one-year period beginning on the first regular bi-weekly payroll date of the Company after the Retirement Date but no earlier than the expiration date of the revocation period described in paragraph 19 hereof, and continuing thereafter at such intervals as other salaried employees of the Company are paid.

          2. Employee shall be entitled to continue to participate in the Company’s group health insurance program through the Retirement Date on the same terms as are applicable to the Company’s executive officers. Employee shall be offered COBRA continuation coverage with the COBRA continuation coverage period beginning on May 1, 2009. If Employee elects continued coverage under COBRA, the Company shall pay on a monthly basis the portion of the premiums which as of the Retirement Date were paid by the Company, payable for the first 12 months following the Retirement Date or until Employee obtains other employment offering group health insurance coverage, whichever occurs first. Such payments of premiums by the Company shall be reported by the Company as taxable income to the Employee. Employee agrees to promptly notify the Company if he obtains other employment offering group health insurance coverage. Employee shall pay the premiums for any coverage that he elects to continue after his eligibility for Company payment of premiums under this paragraph 3(b) has lapsed.
          3. The benefits provided to Employee under this paragraph 3 are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the maximum extent possible, under Treasury Regulations § 1.409A-1(b)(9)(iii) (separation pay exemption) and §1.409A-1(b)(9)(v)(B) (medical benefits exemption).
          4. The consideration set forth in this paragraph 3 is being provided to Employee in exchange for his promises herein, and such consideration would not otherwise have been provided to him had he not entered into this Agreement.
     4. Options and Restricted Stock. Employee’s stock options and restricted stock shall remain in effect in accordance with their terms, it being acknowledged that those options and restricted stock not vested on or before the Retirement Date shall be forfeited.
     5. Post-Employment Benefits. Upon his retirement on the Retirement Date, Employee shall be entitled to the benefits under other Company benefit plans in which he is a participant that are applicable to a retirement on such date in accordance with the terms and conditions of such plans, including such benefits as he may be entitled to receive under the Company’s Supplemental Executive Retirement Plan (the “SERP”), Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and 401(k) plan, except that:
          1. for purposes of calculating Employee’s retirement benefits under the SERP, Employee shall be credited with an additional year in age such that the benefit, as a percentage of Final Average Pay, as defined in the SERP, shall be 31.08%; and
          2. in order that Employee may avoid the imposition of interest and additional tax under Section 409A, no payments shall be made to Employee under the SERP or the Deferred Compensation Plan (with the exception of the portion of the Deferred Compensation Plan that is not subject to Section 409A) until the Company’s first regular bi-weekly payroll date that is more than six months after the Retirement Date. The first payment made to the Employee under the SERP shall be equal to the total payments that Employee would have been entitled to receive under the terms of such plan and the Employee’s election as to form of payment, if any, from the Retirement Date through the first regular bi-weekly payroll date that is more than six months after the Retirement Date. With respect to the Deferred Compensation Plan, for avoidance of doubt and assuming Employee remains employed through the Retirement Date as provided herein, (a) Employee shall receive the Company matching contribution for calendar year 2008, and (b) interest shall continue to accrue for so long as Employee has a balance in the plan through the date immediately preceding the date of the final distribution of his account.
     The additional SERP benefits provided in paragraph 5(a) above shall be treated as an additional deferral of compensation and shall be subject to Section 409A. The additional benefit described in paragraph 5(a) above shall be forfeited by Employee, along with the SERP benefits, if Employee engages in certain restricted activities in certain areas as provided in Article 9 of the SERP.
     6. Other Benefits. All compensation, fringe benefits, perquisites, and participation in any bonus, incentive, or retention plan shall cease as of the close of business on the Retirement Date, unless otherwise specifically provided herein.
     7. Confidentiality Agreement.
          1. During and after his employment by the Company, Employee agrees (i) not to communicate, divulge, or make available to any person or entity (other than the Company) any Confidential Information (as defined in paragraph 7(b)), except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
          2. For purposes of this Agreement, “Confidential Information” means any information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current, or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents, independent contractors, or by Employee, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, joint ventures, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.
     8. Limited Covenant Not to Compete and Non-Solicitation Agreement.
          1. During his employment and for a period of one year thereafter, commencing with the Retirement Date, Employee agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof as set forth in Appendix A attached hereto and forming part of this Agreement, in which the Employee regularly (1) makes contact with customers of the Company or any of its subsidiaries, (2) conducts the business of the Company or any of its subsidiaries, or (3) supervises the activities of other employees of the Company or any of its subsidiaries, as identified in Appendix A, and in which the Company or any of its subsidiaries engages in the Death Care Business (as defined in paragraph 8(c)) on the Retirement Date (collectively, the “Subject Areas”), Employee will restrict his activities within the Subject Areas as follows:
               I. Employee will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Death Care Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Employee from making passive investments as long as Employee does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Death Care Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
               II. Employee will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting, or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries.
               III. Employee will not solicit, induce, influence, or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree, or any other person who has a business relationship with the Company or its subsidiaries, or who on the Retirement Date is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries.
               IV. Employee will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries.

          2. Employee further agrees that, for a period of one year from and after the Retirement Date, Employee will not hire, on behalf of himself or any person or entity engaged in the Death Care Business with which Employee is associated, any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Employee; provided, however, that the restriction contained in this paragraph 8(b) shall not apply to Company employees who reside in, or are hired by Employee to perform work in, any of the Subject Areas located within the States of Virginia or Georgia.
          3. For purposes of this Agreement, “Death Care Business” means (i) the owning and operating of funeral homes and cemeteries, including combined funeral home and cemetery facilities; (ii) the offering of services and products to meet families’ funeral needs, including prearrangement, family consultation, the sale of caskets and related funeral and cemetery products and merchandise (whether at physical locations or by means of the Internet), the removal, preparation, and transportation of remains, cremation, the use of funeral home facilities for visitation and worship, and related transportation services; (iii) the marketing and sale of funeral services and cemetery property or merchandise on an at-need or prearranged basis; (iv) providing, managing, and administering financing arrangements (including trust funds, escrow accounts, insurance and installment sales contracts) for prearranged funeral plans and cemetery property and merchandise; (v) providing interment services, the sale (on an at-need or prearranged basis) of cemetery property including lots, lawn crypts, family and community mausoleums and related cemetery merchandise such as monuments, memorials and burial vaults; (vi) the maintenance of cemetery grounds pursuant to perpetual care contracts and laws or on a voluntary basis; and (vii) offering mausoleum design, construction, and sales services.
          4. In the event that Employee should find any of the limitations of this paragraph 8 (including without limitation the geographic restrictions of Appendix A) to impose a severe hardship on Employee’s ability to secure other employment, Employee may make a request to the Company for a waiver of the designated limitations before accepting employment that otherwise would be a breach of Employee’s promises and obligations under this Agreement. Such request must be in writing and clearly set forth the name and address of the organization with which employment is sought and the location, position, and duties that Employee will be performing. The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.
     9. Injunctive Relief; Other Remedies. Employee acknowledges that a breach by Employee of paragraphs 7 or 8 of this Agreement would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of paragraphs 7 or 8, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In particular, Employee acknowledges that the payments and benefits provided under paragraphs 3(a) and (b) are conditioned upon Employee fulfilling any nondisclosure and noncompetition agreements contained in paragraphs 7 and 8. In the event Employee shall at any time materially breach or threaten to breach any nondisclosure or noncompetition agreements contained in this Agreement, the Company may suspend or eliminate payments and benefits under paragraphs 3(a) and (b) during the period of such breach or threatened breach. Employee acknowledges that any such suspension or elimination of payments would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon Employee’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.
     10. Governing Law; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in paragraphs 7, 8, and 9 (including Appendix A hereto), or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State or Territory of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Employee each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant State or Territory for resolution of such dispute, and further agree that service of process may be made upon him or it in any legal proceeding relating to paragraphs 7, 8, 9, and/or Appendix A by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of any such suit, action, or proceeding brought in such a court or that such a court is an inconvenient forum.
     11. Employee’s Representation of Understanding. Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of paragraphs 7, 8, and 9 (including Appendix A hereto). Employee acknowledges that the geographic scope and duration of the covenants contained in those paragraphs are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company and its subsidiaries, (ii) Employee’s level of control over and contact with the business and operations of the Company and its subsidiaries in a significant number of jurisdictions where same are conducted, and (iii) the fact that all facets of the Death Care Business are conducted by the Company and its subsidiaries throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of paragraphs 7, 8, or 9 invalid or unenforceable.
     12. Nondisparagement. During and after his employment by the Company, the Employee agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Company and its subsidiaries or any of their directors, officers, or employees, and agrees that he will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees. Similarly, the Company agrees that its directors and officers shall refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Employee and agrees that its directors and officers will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Employee. Should the Employee breach this paragraph 12 during or after his employment, he shall, among other remedies available to the Company, forfeit the right to any further payments and benefits pursuant to paragraphs 3(a) and (b).
     13. Press Release. The Company shall afford the Employee the opportunity to review, comment on, and suggest changes to any press release to be issued by the Company regarding the matters addressed in this Agreement.
     14. Release. In exchange for the consideration set forth in paragraph 3 hereof, Employee knowingly and voluntarily agrees to waive, settle, release, and forever discharge the Company and its predecessors, successors, parent corporation, owners, subsidiaries, affiliated entities, assigns, officials, employees, officers, directors, managers, affiliates, agents, lessees, insurers, and reinsurers (all of whom and which are hereinafter collectively referred to as “Released Parties”), from any and all claims, demands, charges, damages, actions or causes of action, including any claim for attorney’s fees, of whatever nature, in law or equity, whether growing out of tort, contract, compensation or otherwise, including but not limited to all rights of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act and the Older Workers’ Benefits Protection Act, 29 U.S.C. at § 621, et seq.; the Equal Pay Act, 29 U.S.C. § 206 et seq.; Section 510 of the Employee Retirement Income Security Act; Executive Order 11246 and its implementing regulations; the Occupational Safety and Health Act; the Workers’ Adjustment and Retraining Notification Act; all laws of the State of South Carolina; and any other law or laws of the United States and any other state in the United States, or any ordinances of any locality, which may have afforded him a cause of action or a legal or equitable claim of any sort in connection with his employment or separation from employment. Employee’s release also includes any and all claims and causes of action he may have against Released Parties for compensation of any kind based on any other theory of liability, statutory or non-statutory, in contract or in tort, including but not limited to claims for unpaid compensation, wrongful discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, abuse of rights, fraud, defamation, violation of public policy, whistle blowing, wrongful discharge, retaliatory discharge, breach of contract, libel, slander, defamation, harassment of any kind, intentional infliction of emotional distress, retaliation, or employment discrimination of any kind. Employee acknowledges and agrees that by virtue of this Agreement, he is waiving reinstatement and future employment by the Released Parties and that he will be precluded from asserting a legal claim for the Released Parties’ failure to rehire him in the future. Employee acknowledges and understands that he waives his right to file suit in a court of law for any claim he may have under the laws and statutes named in this paragraph. Employee specifically does not waive his right to file a charge with the Equal Employment Opportunity Commission, or any state human rights commission, but does waive his right to receive or accept any remedy, monetary or otherwise, obtained through the efforts of the agencies or individuals on his behalf. Employee agrees to defend, indemnify, and hold harmless the Released Parties from any and all attorneys’ fees, costs, expenses, and damages the

Released Parties may incur as a result of any and all claims made by or on Employee’s behalf that are being released in this Agreement.
     15. Indemnity Agreement. The Indemnity Agreement dated as of December 23, 2004 by and between the Company and Employee shall survive this Agreement and remain in full force and effect in accordance with its terms.
     16. Withholding. Employee agrees that the Company has the right to withhold from the amounts payable pursuant to this Agreement all amounts required to be withheld under applicable income and/or employment tax laws.
     17. Notice. Except as otherwise expressly provided herein, all notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor); (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally-recognized overnight courier service (against a receipt therefor); or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows:
     If to the Company, to:
Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, LA 70121
Attn: Thomas J. Crawford, President and Chief Executive Officer
     If to the Employee, to:
Brent F. Heffron
4 Anna’s Place
Simpsonville, SC 29681
or such other address as to which either party hereto may have notified the other in writing.
     18. Advice of Counsel. Employee acknowledges that he has read and fully understands each paragraph of this Agreement, that he has been advised by the Company to consult with an attorney and told that he could take up to 21 days within which to consider this Agreement, and that he has considered this Agreement and consulted with legal or other counsel to the full extent desired.
     19. Revocation. Employee has seven days following the execution and delivery of this Agreement within which to exercise a right of revocation and this Agreement will not be enforceable or effective until the expiration of this seven-day period. Any such revocation of this Agreement must be communicated in writing and delivered in person or by facsimile to Thomas J. Crawford, fax number (504) 729-1407, before the close of business on the seventh day following the execution and delivery of this Agreement. After that time, any attempt by Employee to revoke this Agreement will have no force or effect.

     20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provisions, which shall remain in full force and effect. If any portion of this Agreement is found invalid, that portion shall be severed from the Agreement.
     21. Miscellaneous. This Agreement and the benefits provided in this Agreement are in no way an admission by the Company of any fault or liability owed to Employee arising out of or in any way connected with Employee’s employment or the termination of such employment. This Agreement sets forth the entire agreement between Employee and the Company concerning Employee’s separation from Employer, and there are no other agreements or understandings concerning such separation.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original as of the Agreement Date.
     The Employee acknowledges that no representation, promise, or inducement has been made other than as set forth in this Agreement, and that the Employee enters into this Agreement without reliance upon any other representation, promise, or inducement not set forth herein. The Employee further acknowledges and represents that Employee assumes the risk for any mistake of fact now known or unknown, and that Employee understands and acknowledges the significance and consequences of this Agreement and represents that its terms are fully understood and voluntarily accepted. The Employee also acknowledges: (a) that Employee has consulted with or has had the opportunity to consult with an attorney of Employee’s choosing concerning this Agreement and has been advised to do so by the Company; and (b) that Employee has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely and voluntarily based on Employee’s own judgment and/or the Employee’s Attorney’s advice. The Employee acknowledges that Employee has been given a reasonable time to consider the terms of this Agreement. The Employee acknowledges that Employee is receiving more consideration under this Agreement than Employee is otherwise entitled. Employee further understands and acknowledges that Employee is only releasing claims that arose prior to the execution of this Agreement.

STEWART ENTERPRISES, INC.
By:	/s/ Thomas J. Crawford
Thomas J. Crawford
President and Chief Executive Officer

EMPLOYEE:
/s/ Brent F. Heffron
Brent F. Heffron

APPENDIX A TO RETIREMENT AGREEMENT
BETWEEN STEWART ENTERPRISES, INC.
AND
BRENT F. HEFFRON
States and Territories of the United States
In Which Competition and Solicitation Is Restricted as Provided in Paragraph 8
1.	Alabama — The following counties in the State of Alabama:

Mobile, Madison, Baldwin, Monroe, Washington, Jackson, Marshall, Morgan, Limestone, Clarke, Elmore, Montgomery, Macon, Coosa, Tallapoosa, Autauga, Chilton, Walker, Jefferson, Blount, Cullman, Winston, Tuscaloosa, Fayette, Marion, Wilcox, Marengo, Choctaw, Bibb, Talladega, St. Clair, Shelby, Perry, Hale

as well as any other counties in the State of Alabama in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

2.	The District of Columbia

3.	Florida — The following counties in the State of Florida:

Seminole, Dade, Hillsborough, Duval, Orange, Pinellas, Indian River, Palm Beach, Volusia, Lake, Brevard, Broward, Monroe, Collier, Pasco, Manatee, Polk, Hardee, Nassau, Baker, Clay, St. Johns, St. Lucie, Osceola, Ockeechobee, Martin, Hendry, Marion, Alachua, Putnam, Levy, Hernando, Citrus, Sumter, Sarasota, DeSoto, Charlotte, Glades

as well as any other counties in the State of Florida in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

4.	Georgia — The following counties in the State of Georgia:

Cobb, Cherokee, Henry, Dekalb, Fulton, Douglas, Paulding, Bartow, Pickens, Forsyth, Dawson, Gordon, Clayton, Rockdale, Newton, Butts, Spalding, Gwinnett, Fayette, Coweta, Carroll, Richmond

as well as any other counties in the State of Georgia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

5.	Kentucky — The following counties in the State of Kentucky:

Pike, Martin, Floyd, Knott, Letcher, Allen

as well as any other counties in the State of Kentucky in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

6.	Maryland — The following counties in the State of Maryland:

Baltimore, Baltimore City, Howard, Prince George’s, Anne Arundel, Montgomery, Carroll, Frederick, Harford, Calvert, Charles, Wicomico, Worcester, Somerset, Dorchester, Washington

as well as any other counties in the State of Maryland in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

7.	North Carolina — The following counties in the State of North Carolina:

Catawba, Wilson, Guilford, Haywood, Johnston, Wake, Nash, Iredell, Burke, Caldwell, Lincoln, Alexander, Cleveland, Greene, Wayne, Edgecombe, Pitt, Davidson, Randolph, Forsyth, Stokes, Rockingham, Caswell, Alamance, Jackson, Buncombe, Henderson, Transylvania, Swain, Madison, Sampson, Franklin, Durham, Harnett, Granville, Chatham, Alleghany, Surry, Ashe, Watauga, Yadkin, Pamilco, Halifax, Warren, Carteret, Jones, Lenoir, Beaufort, Vance, Lee, Moore, Cumberland, Davie

as well as any other counties in the State of North Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

8.	Ohio — The following counties in the State of Ohio:

Monroe, Harrison, Noble, Belmont, Licking, Jefferson, Guernsey, Fairfield, Muskingum, Perry, Knox, Delaware, Franklin, Coshocton

as well as any other counties in the State of Ohio in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

9.	Pennsylvania — The following counties in the State of Pennsylvania:

Montgomery, Philadelphia, Bucks, Delaware, Chester, Berks, Lehigh, Northampton, York

as well as any other counties in the State of Pennsylvania in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

10.	South Carolina — The following counties in the State of South Carolina:

Greenville, Charleston, Aiken, Pickens, Laurens, Spartanburg, Anderson, Abbeville, Berkeley, Dorchester, Colleton, Edgefield, Saluda, Lexington, Orangeburg, Barnwell, Richland, Fairfield, Kershaw, Sumter, Calhoun, Newberry, Oconee, Georgetown

as well as any other counties in the State of South Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

11.	Tennessee — The following counties in the State of Tennessee:

Davidson, Sumner, Robertson, Knox, Sullivan, Sevier, Wilson, Rutherford, Williamson, Cheatham, Trousdale, Macon, Jefferson, Grainger, Union, Anderson, Loudon, Blount, Roane, Greene, Washington, Carter, Johnson, Hawkins, Cocke, Cannon, Dekalb, Smith, Hamblen, Unicoi, Giles, Lincoln, Cooke, Kingsport

as well as any other counties in the State of Tennessee in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

12.	Virginia — The following counties in the State of Virginia:

Chesterfield, Roanoke, Rockingham, Fairfax, Tazewell, Goochland, Pulaski, Albemarle, Hanover, Henrico, Dinwiddie, Amelia, Powhatan, Charles City, Prince George, Bedford, Montgomery, Franklin, Botetourt, Craig, Floyd, Augusta, Shenandoah, Page, Greene, Prince William, Bland, Russell, Fluvanna, Louisa, Wythe, Giles, Carroll, Orange, Buckingham, Nelson, King William, New Kent, Spotsylvania, Caroline, Buchanan, Loudoun, Arlington, Scott, Washington, Richmond, Smythe, Frederick, Clarke

as well as any other counties in the State of Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.
13.	West Virginia — The following counties in the State of West Virginia:

Raleigh, Kanawha, Fayette, Berkeley, Boone, Summers, Wyoming, Clay, Lincoln, Jackson, Putnam, Roane, Greenbrier, Nicholas, Logan, Wayne, McDowell, Morgan, Jefferson, Mercer, Mingo, Cabell, Mason, Fayetteville

as well as any other counties in the State of West Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

14.	Puerto Rico — The following towns in the Commonwealth of Puerto Rico:

Canovanas, Carolina, Mayaguez, Yauco, Bayamón, San Juan, Ponce, Caguas, Humacao, San Juan District, Loiza, Juncos, Gurabo, Trujillo Alto, Guaynabo, Cataño, Juana Díaz, Jayuya, Peñuelas, Adjuntas, Utuado, Cayey, San Lorenzo, Patillas, Coamo, Guayama, Cidra, Águas Buenas, Hormigueros, San German, Maricao, Las Marías, Anasco, Comerio, Toa Baja, Toa Alta, Río Grande, Las Piedras, Guanica, Guayanilla, Sabana Grande, Lares, Naguaba, Yabucoa,

as well as any other towns in the Commonwealth of Puerto Rico in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Retirement Date.

Agreed to and Accepted: Stewart Enterprises, Inc.		Employee

By:	/s/ Thomas J. Crawford	/s/ Brent F. Heffron

	Thomas J. Crawford President and Chief Executive Officer	Brent F. Heffron